September 20, 2010

The Taro Development Corporation
c/o Taro Pharmaceuticals U.S.A., Inc.
3 Skyline Drive
Hawthorne, NY 10532
Attention:  Barrie Levitt

Dr. Barrie Levitt
16 Stonewall Lane
Mamaroneck, NY 10543

Ms. Tal Levitt
16 Stonewall Lane
Mamaroneck, NY 10543

Dr. Jacob Levitt
16 Stonewall Lane
Mamaroneck, NY 10543

Dr. Daniel Moros
19 Maple Avenue
Larchmont, NY 10538

Dear Sirs and Madam:

This letter agreement sets forth the actions taken by, and the agreements entered among, the parties hereto pursuant to which they are (a) consummating the transactions contemplated by the Option Letter Agreement dated May 18, 2007 (the “Option Agreement”), among The Taro Development Corporation (“TDC”), Barrie Levitt, Tal Levitt, Daniel Moros, Jacob Levitt and Alkaloida Chemical Company Exclusive Group Ltd. (“Alkaloida”) (together with (i) the Assignment and Assumption Agreement, dated as of June 24, 2008, pursuant to which Sun Pharmaceutical Industries Ltd. (“Sun”) assigned to Alkaloida its rights, and Alkaloida assumed Sun’s obligations, under the Option Agreement and (ii) the Assignment and Assumption Agreement, dated as of August 29, 2008, pursuant to which Alkaloida assigned its rights under and with respect to the TDC Option under Paragraph (1)(a) of the Option Agreement, and all rights incidental thereto, to Sun Pharmaceutical Industries, Inc. (“Sun Michigan”)) and (b) resolving certain outstanding litigation among the parties hereto and their affiliates.

1.           Ordinary Share Option.  Simultaneously with the execution hereof, Barrie Levitt, Tal Levitt, Daniel Moros and Jacob Levitt (collectively, the “Grantors”) have caused to be delivered and sold to Alkaloida (a) share certificates (or other appropriate evidence of transfer for shares held in street name) representing a total of 2,405,925 Ordinary Shares of Taro Pharmaceutical Industries Ltd. (“Taro”) plus an additional 12 Ordinary Shares of Taro and (b) for each share certificate, a fully completed and duly executed share transfer deed, a form of which is attached hereto as Exhibit A, transferring to Alkaloida record and beneficial ownership of such shares.  Simultaneously with the foregoing transfers, Alkaloida made payments to the Grantors totaling $18,646,011.75 by wire transfer or bank or certified check.  The transfers by, and payments to, each of the Grantors are set forth on Exhibit B.  Each of the Grantors severally (and not jointly or jointly and severally) represents and warrants to Alkaloida that, immediately prior to such delivery, he or she was the record and beneficial owner of such Ordinary Shares, free and clear of any liens, claims or encumbrances.  The deliveries by the Grantors, including Jacob Levitt, pursuant to this section shall satisfy in full the obligations of the Grantors under the Ordinary Share Option in the Option Agreement.

2.           TDC Option.  Simultaneously with the execution hereof, TDC has delivered to Sun Michigan (a) certified copies of (i) the certificate of incorporation of TDC, and (ii) the By-Laws of TDC, each as amended and currently in effect; and (b) fully completed and duly executed copies of (i) the Agreement and Plan of Merger, attached hereto as Exhibit C (the “TDC Merger Agreement”), (ii) letters of resignation, in the form attached hereto as Exhibit D, executed by each of Barrie Levitt, Daniel Moros and Tal Levitt (the “Resigning TDC Directors”),

and (iii) the Unanimous Written Consent of the Board of Directors of TDC, attached hereto as Exhibit E, executed by each of the Resigning TDC Directors prior to the effectiveness of their respective resignations from the Board of Directors of TDC.  Immediately following the execution hereof, and in accordance with the TDC Merger Agreement, the Board of Directors of TDC shall cause TDC to deliver the notice attached hereto as Exhibit F to call a meeting of the shareholders of TDC to vote on the adoption and approval of the TDC Merger Agreement and the transactions contemplated thereby (the “TDC Shareholder Meeting”).  Immediately following the execution hereof, Sun will cause the Consideration (as defined in the TDC Merger Agreement) to be deposited with a third party paying agent (the “Paying Agent”).  The Paying Agent shall transfer the Consideration to the shareholders of TDC after approval of the TDC Merger Agreement by the holders of at least two-thirds of the outstanding common stock of TDC at the TDC Shareholder Meeting.

Each of the Grantors hereby represents and warrants to Sun and its affiliates that (i) the shares of TDC set forth on Exhibit G (the “Covered Shares”) are owned by the shareholders indicated on such Exhibit G, free and clear of any liens, claims or encumbrances; (ii) the Covered Shares represent more than 82.7% of the outstanding common stock of TDC; (iii) TDC owns 2,333,142 Ordinary Shares of Taro, all Class A Shares of Taro Pharmaceuticals USA, Inc., a New York corporation, and 1000 shares of Class A Common Stock of Morley and Company, Inc. (“Morley”, and such shares, the “Morley A Shares”), and Morley owns 780 Ordinary Shares of Taro, in each case, free and clear of any liens, claims or encumbrances; (iv) no payments are due to any director or officer of TDC as a result of the transactions contemplated by this letter agreement or the TDC Merger Agreement; and (v) neither TDC nor Morley has any outstanding liabilities as of the date hereof.

Simultaneously with the execution hereof, each of the Grantors and Daniel Moros (as trustee for Isabel Moros Trust) (together with the Grantors, the “TDC Shareholders”) has delivered to Alkaloida an irrevocable proxy, a form of which is attached hereto as Exhibit H.  Each TDC Shareholder agrees to vote the Covered Shares owned or controlled by such TDC Shareholder in favor of the TDC Merger Agreement and the transactions contemplated thereby as instructed by Alkaloida in writing.

3.           Morley Option.  Simultaneously with the execution hereof, Barrie Levitt has delivered to Alkaloida or its affiliates (a) certified copies of (i) the certificate of incorporation of Morley, and (ii) the bylaws of Morley, each as amended and currently in effect; (b) (i) the share certificates representing 3 shares of Class B Common Stock of Morley (the “Morley B Shares”) and (ii) for each such share certificate, a fully completed and duly executed assignment of stock power, a form of which is attached hereto as Exhibit I; (c) letters of resignation, in the form attached hereto as Exhibit J, executed by each of the directors of Morley; and (d) the share certificates representing all 2,600 Founders’ Shares of Taro held by Morley.  Barrie Levitt hereby represents and warrants to Alkaloida and its affiliates that, immediately prior to such delivery, he was the record and beneficial owner of all the Morley B Shares and Morley was the record and beneficial owner of all the Founders’ Shares of Taro, in each case, free and clear of any liens, claims or encumbrances, and that the Morley B Shares, together with the Morley A Shares, comprise all of the issued and outstanding capital stock of Morley.

4.           Resignation from Employment.  Alkaloida (a) acknowledges that the Grantors have resigned all positions that they hold as officers and employees of Taro or any of its affiliates and (b) agrees and undertakes to provide representatives of each Grantor, upon reasonable prior notice, for a period of thirty (30) days from the date hereof, reasonable access to the Hawthorne facility of Taro Pharmaceuticals U.S.A., Inc., for the purpose of removing any furniture owned by such Grantor, and any other belongings and personal effects owned by such Grantor, such removal to take place in a manner that does not disrupt the functions at such facility.

5.           Settlement of Litigation, Releases, etc.  Simultaneously with the execution hereof, Sun has delivered to the Grantors the fully completed and duly executed Settlement Agreement and Mutual Release attached hereto as Exhibit K.

6.           Cooperation.  Each of the parties hereto agrees to cooperate fully to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested to evidence or reflect the transactions contemplated hereby.

7.           No Third-Party Beneficiaries.  This letter agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this letter agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement.

8.           Governing Law, etc.  The governing law of this letter agreement shall be the law of the State of New York.  The parties hereto consent to and hereby agree that all actions and proceedings arising out of or relating to this agreement shall be heard and determined exclusively in any New York state or federal court sitting in The City of New York in the Borough of Manhattan.  In any action arising out of this letter agreement, the party not prevailing shall bear the reasonable fees and expenses (including attorneys’ fees) of the other party.

9.           Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL

PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND COVENANTS THAT IT WILL NOT ASSERT ANY RIGHT TO TRIAL BY JURY IN ANY FORM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION, OR SUIT ARISING OUT OF OR BASED UPON THIS LETTER AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY.

10.           Counterparts.  This letter agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  The exchange of a fully executed letter agreement (in counterparts or otherwise) by facsimile or electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this letter agreement.

[Signature page follows]

Sincerely,

ALKALOIDA CHEMICAL COMPANY EXCLUSIVE GROUP LTD.

By:	/s/ Sudhir Valia
Name:	Sudhir Valia
Title:	Authorized Signatory

SUN PHARMACEUTICAL INDUSTRIES LTD.

By:	/s/ Dilip S. Shanghvi
Name:	Dilip S. Shanghvi
Title:	Chairman and Managing Director

SUN PHARMACEUTICAL INDUSTRIES INC.

By:	/s/ Sudhir Valia
Name:	Sudhir Valia
Title:	Authorized Signatory

[Letter Agreement]

ACCEPTED AND AGREED:

THE TARO DEVELOPMENT CORPORATION

By:	/s/ Barrie Levitt
Name:	Barrie Levitt, MD
Title:	President

/s/ BARRIE LEVITT
BARRIE LEVITT, MD

/s/ TAL LEVITT
TAL LEVITT

/s/ DANIEL MOROS
DANIEL MOROS, MD

/s/ JACOB LEVITT
JACOB LEVITT, MD

[Letter Agreement]